Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Windtree Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001	457(c) and 457(h)	645,000	$1.10	$709,500	0.0001102	$78.19
Total Offering Amounts					$709,500		$78.19
Total Fee Offsets (4)							⸺
Net Fee Due							$78.19

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate number of additional shares of common stock, par value $0.001 (the “Common Stock”), of Windtree Therapeutics, Inc. (the “Registrant”) issuable under the Amended and Restated Windtree Therapeutics, Inc. 2020 Equity Incentive Plan (the “Plan”) in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.

(2)	Represents 645,000 shares of Common Stock that were approved for issuance under the Plan at the Registrant’s annual meeting of stockholders on August 15, 2023.
(3)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Registrant’s Common Stock on the Nasdaq Capital Market on August 25, 2023.

(4)	The Registrant does not have any fee offsets.